Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

between

CASI PHARMACEUTICALS, INC.

and

CASI Pharmaceuticals Holdings, Inc.

Dated as of January 31, 2023

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 31, 2023, is entered into by and between CASI Pharmaceuticals, Inc., a Delaware corporation (“CASI”), and CASI Pharmaceuticals Holdings, Inc., an exempted company incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of CASI (“CASI Cayman” and together with CASI, each a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, the board of directors of CASI (the “CASI Board”) and the director of CASI Cayman (the “CASI Cayman Director”) have each determined that it is advisable and in the best interests of their respective shareholders or stockholders for CASI to merge with and into CASI Cayman (the “Merger”), with CASI Cayman surviving and changing its name to CASI Pharmaceuticals, Inc., an exempted company incorporated under the laws of the Cayman Islands;

WHEREAS, the CASI Board and the CASI Cayman Director have each approved the Merger, this Agreement, the Plan of Merger (as defined below) and, to the extent applicable, the other transactions contemplated herein, pursuant to which CASI Cayman will be the surviving company of the Merger, all upon the terms and subject to the conditions set forth in this Agreement and the Plan of Merger, and whereby each issued and outstanding share of common stock, par value US$0.01 per share, of CASI (“CASI Common Stock”) shall be converted into the right to receive one ordinary share, par value US$0.0001 per share, of CASI Cayman (a “CASI Cayman Ordinary Share”);

WHEREAS, the consummation of the Merger is subject to, among other things, the prior approval of this Agreement and the Plan of Merger by the affirmative vote of the holders of a majority of the issued and outstanding shares of CASI Common Stock; and

WHEREAS, the Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

THE MERGER

Section 1.01            The Merger.

Subject to the terms and on the conditions of this Agreement, and in accordance with Section 252 of the Delaware General Corporate Law (the “DGCL”) and the Companies Act (As Revised) of the Cayman Islands (the “CICL”), at the Effective Time (as defined below), CASI shall be merged with and into CASI Cayman in accordance with this Agreement and the Plan of Merger, and the separate corporate existence of CASI shall thereupon cease. Pursuant to and simultaneously upon the consummation of the Merger at the Effective Time, in accordance with the applicable provisions of the DGCL and the CICL, (i) CASI Cayman shall continue as the surviving company in the Merger (the “Surviving Company”), (ii) the corporate identity, existence, powers, rights and immunities of CASI Cayman as the Surviving Company shall continue unimpaired by the Merger, and (iii) CASI Cayman shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of CASI, all without further act or deed.

Section 1.02            Closing; Effective Time.

As soon as practicable following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article IV, if this Agreement shall not have been terminated prior thereto as provided in Section 5.01, CASI Cayman and CASI shall (i) cause a plan of merger (the “Plan of Merger”) in the form set out in Annex A to be properly executed and filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in accordance with the CICL, (ii) cause a certificate of merger (the “Certificate of Merger”) to be filed with the Delaware Secretary of State in accordance with Section 252 of the DGCL, and (iii) otherwise make all other filings or recordings as required by the applicable provisions of the DGCL and the CICL. The Merger shall become effective upon the later of (i) the effectiveness of the Certificate of Merger filed with the Secretary of State of the State of Delaware and (ii) the date on which the Plan of Merger is registered by the Cayman Registrar (or on such later date as may be specified in the Plan of Merger) in accordance with the CICL (the “Effective Time”).

Section 1.03            Effects of the Merger.

(a)            The name of the Surviving Company shall be “CASI Pharmaceuticals, Inc.”

(b)            At the Effective Time, in accordance with the terms of the Plan of Merger, the Surviving Company will adopt the amended and restated memorandum and articles of association in the form set out in the Plan of Merger as the amended and restated memorandum and articles of association of the Surviving Company until thereafter amended as provided by law and such amended and restated memorandum and articles of association.

(c)            From and after the Effective Time, the directors set forth in the Plan of Merger shall be the directors of the Surviving Company, each such director to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

(d)            From and after the Effective Time, the officers set forth in the Plan of Merger shall be the officers of the Surviving Company, each such officer to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

Section 1.04            CASI Cayman Shares.

CASI hereby represents and warrants that it is the owner of all of the issued and outstanding shares of CASI Cayman, free and clear of any adverse claims.

Article II

TREATMENT OF SECURITIES

Section 2.01            Effect on Capital Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock of either CASI or CASI Cayman:

(a)            each issued and outstanding share of CASI Common Stock shall be automatically converted into the right to receive one validly issued, fully paid and non-assessable CASI Cayman Ordinary Share in accordance with Section 2.02, and CASI Cayman shall issue to each holder of such right that number of CASI Cayman Ordinary Shares, credited as fully paid, to which each such holder is entitled. Each treasury share of CASI Common Stock shall be automatically converted into a treasury share of CASI Cayman Ordinary Share;

(b)            the certificates for CASI Common Stock exchanged for CASI Cayman Ordinary Shares will be cancelled;

(c)            the one CASI Cayman Ordinary Share that was held by CASI prior to the Merger shall be cancelled, and no consideration shall be paid or payable to the holder of such CASI Cayman Ordinary Share;

(d)            CASI Cayman shall assume all of CASI’s rights and obligations under the stock-based benefit and compensation plans and programs and agreements providing for the grant or award of restricted stock, stock units, stock options, stock appreciation rights, performance shares, performance units, dividend equivalent rights and share awards to the employees, directors and consultants of CASI and its affiliates (collectively, the “Stock Plans”) in accordance with Article III of this Agreement. To the extent a Stock Plan provides for awards of incentive stock options pursuant to Section 422 of the Code, approval of such plan by CASI, as the sole shareholder of CASI Cayman, shall be deemed, as of the Effective Time, to constitute approval of the members of CASI Cayman for purposes of Section 422(b) of the Code; and

(e)            all outstanding securities of CASI, including but not limited to convertible debentures, warrants and options, that may be convertible into or exercisable into CASI Common Stock shall remain outstanding; provided, that all references therein to CASI Common Stock shall be deemed to refer to CASI Cayman Ordinary Shares, and CASI Cayman shall assume all of CASI’s rights and obligations under such securities.

Section 2.02            Exchange of CASI Cayman Shares.

(a)            At the Effective Time, each issued and outstanding share of CASI Common Stock held in uncertificated, book entry form will be exchanged for one CASI Cayman Ordinary Share in accordance with Section 2.01(a) without further act or deed by the holder thereof, and record of such ownership shall be kept in uncertificated, book entry form in CASI Cayman’s register of members by CASI Cayman’s transfer agent.

(b)            At the Effective Time, each issued and outstanding share of CASI Common Stock held in certificated form will be converted into the right to receive one CASI Cayman Ordinary Share in accordance with Sections 2.01(a) and (b) without further act or deed by the holder thereof, and the holder thereof will cease to be, and will have no rights as, a stockholder of CASI. Following the consummation of the Merger, CASI’s exchange agent will send a letter of transmittal to each such holder, explaining the procedure for surrendering such holder’s CASI Common Stock certificates in exchange for share certificates representing CASI Cayman Ordinary Shares.

(c)            At the Effective Time, holders of CASI Common Stock will cease to be, and will have no rights as, stockholders of CASI, other than the right to receive any dividend or other distribution with a record date prior to the Effective Time that may have been declared or made by CASI on such shares of CASI Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of CASI Common Stock that were outstanding immediately prior to the Effective Time. Upon and after the Effective Time, registered shareholders in CASI Cayman’s register of members will have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon CASI Cayman Ordinary Shares registered in their respective names in the register of members.

Section 2.03            Dissenting Shares.

There are no dissenters’ rights or appraisal rights available to holders of CASI Common Stock under the DGCL, pursuant to Section 262(b)(1) thereof, or under the CICL in connection with the Merger.

Article III

Assumption of employee benefit and compensation plans and other contracts

Section 3.01            Assumption of Equity Plans.

At the Effective Time, CASI Cayman shall assume all of the rights and obligations of CASI under each Stock Plan (“Assumed Equity Plans”). To the extent any Stock Plan or any applicable agreement relating thereto provides for the issuance, delivery or purchase of, or otherwise relates to, CASI Common Stock, from and after the Effective Time, such Stock Plan or applicable agreement shall be deemed to have been amended to provide for the issuance, or purchase of, or otherwise relate to, CASI Cayman Ordinary Shares, and all options or awards issued, or benefits available or based upon the value of a specified number of shares of CASI Common Stock, under such Stock Plan after the Effective Time shall entitle the holder thereof to purchase, receive, acquire, hold or realize the benefits measured by the value of, as appropriate, an equivalent number of CASI Cayman Ordinary Shares in accordance with the terms of such Stock Plan and any applicable agreement relating thereto. The outstanding options or other awards or benefits available under the terms of the Stock Plans at and following the Effective Time shall, to the extent permitted by law and otherwise reasonably practicable, otherwise be exercisable, payable, issuable or available upon the same terms and conditions as under such Stock Plans and the agreements relating thereto immediately prior to the Effective Time. Other than as set forth above, the Merger will not affect the underlying terms or conditions of any outstanding equity awards, which shall remain subject to their original terms and conditions.

Section 3.02            Assumption of Benefit Plans.

At the Effective Time, the obligations of CASI under or with respect to every plan, trust, program and benefit then in effect or administered by CASI for the benefit of the directors, officers and employees of CASI or any of its subsidiaries (collectively, the “Assumed Benefit Plans” and, together with the Assumed Equity Plans, the “Assumed Plans”) shall become the lawful obligations of CASI Cayman and shall be implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at the Effective Time, CASI Cayman hereby expressly adopts and assumes all obligations of CASI under the Assumed Plans.

Section 3.03            Assumption of Contracts.

At the Effective Time, the obligations of CASI under or with respect to contracts or agreements (collectively, the “Assumed Contracts”) shall become the lawful obligations of CASI Cayman and shall be performed in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at the Effective Time, CASI Cayman hereby expressly adopts and assumes all obligations of CASI under the Assumed Contracts.

Section 3.04            Other Actions.

Such amendments or other actions that are deemed necessary or appropriate by CASI and CASI Cayman to effect the Merger, including to facilitate the assumption by CASI Cayman of the Assumed Plans and the Assumed Contracts, and any other amendments or actions that CASI and CASI Cayman shall deem advisable, shall be adopted and entered into with respect to the Assumed Plans, the Assumed Contracts and any other arrangements between CASI and its executive officers and key employees.

Article IV

CONDITIONS TO THE MERGER

The respective obligations of each Party to effect the Merger are subject to the satisfaction or waiver of the following conditions:

(a)            Shareholder Approval. This Agreement, the Plan of Merger and the Merger shall have been authorized and approved by the affirmative vote of holders owning a majority of the issued and outstanding shares of CASI Common Stock entitled to vote thereon at the record date for such actions as set by the CASI Board.

(b)            No Injunction. Neither Party hereto shall be subject to any decree, order or injunction of any court of competent jurisdiction, whether in the U.S., the Cayman Islands or any other country that prohibits the consummation of the Merger.

(c)            Effective Registration Statement. The registration statement on Form F-4 filed with the Securities and Exchange Commission by CASI Cayman in connection with the offer and issuance of the CASI Cayman Ordinary Shares to be issued pursuant to the Merger shall have become effective under the Securities Act of 1933, as amended, and no stop order with respect thereto shall be in effect.

(d)            Nasdaq Listing. The CASI Cayman Ordinary Shares to be issued pursuant to the Merger shall have been authorized for listing on the NASDAQ Stock Market, subject to official notice of issuance and satisfaction of other standard conditions.

(e)            Consents and Authorization. Other than the filing of the Plan of Merger provided for under Article I, all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required of CASI, CASI Cayman, or any of their respective subsidiaries to consummate the Merger and the other transactions contemplated hereby shall have been obtained, made and delivered, respectively.

(f)            Representations and Warranties.  The representations and warranties of the Parties set forth herein shall be true and correct in all material respects, and the covenants of the Parties set forth herein (other than those to be performed after the Effective Time) shall have been performed in all material respects.

Article V

TERMINATION

Section 5.01            Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of CASI, by action of the CASI Board.

Section 5.02            Effect of Termination.

In the event of termination of this Agreement as provided in Section 5.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of CASI or CASI Cayman.

Article VI

covenants

Section 6.01            Rule 16b-3 Approval.

CASI and CASI Cayman shall take all such steps as may reasonably be required to cause the transactions contemplated by Section 2.01 and any other dispositions of CASI equity securities (including derivative securities) or acquisitions of CASI Cayman equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of CASI, or (ii) at the Effective Time, is or will become a director or officer of CASI Cayman, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

Section 6.02            Further Assurances.

Each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and reasonably appropriate to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions provided for herein.

Article VII

GENERAL PROVISIONS

Section 7.01            Amendment.

This Agreement may be amended by the Parties hereto at any time before or after any required approval or adoption by the stockholders of CASI of this Agreement or matters presented in connection with this Agreement; provided, however, that after any such approval or adoption, there shall be made no amendment requiring further approval or adoption by such stockholders under applicable law until such further approval or adoption is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

Section 7.02            Waiver.

At any time prior to the Effective Time, the Parties may waive compliance with any of the agreements or covenants contained in this Agreement, or may waive any of the conditions to consummation of the Merger contained in this Agreement, to the extent not prohibited under applicable law. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 7.03            Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article III (the “Third Party Provisions”), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced only by the specifically intended beneficiaries thereof.

Section 7.04            Entire Agreement.

This Agreement and any documents delivered by the Parties in connection herewith constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the Parties with respect thereto.

Section 7.05            Governing Law; Dispute Resolution.

(a)            To the fullest extent permitted by law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

(b)            Each of the Parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and (v) agrees that each of the other Party shall have the right to bring any action or proceeding for enforcement of a judgment entered by the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware.

Section 7.06            Counterparts.

This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by both of the Parties hereto.

Section 7.07            Severability.

If any provision of this Agreement is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the Parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, CASI and CASI Cayman have caused this Agreement to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.

CASI PHARMACEUTICALS, INC.

By:	/s/ Dr. Wei-Wu He
	Name:	Dr. Wei-Wu He
	Title:	Director

CASI PHARMACEUTICALS Holdings, INC.

By:	/s/ Zhenbo Su
	Name:	Zhenbo Su
	Title:	Director

[Signature Page to Agreement and Plan of Merger]

ANNEX A

PLAN OF MERGER

THIS PLAN OF MERGER is made on [date]

BETWEEN

(1)            CASI Pharmaceuticals, Inc., a Delaware corporation (“Merging Company”); and

(2)            CASI Pharmaceuticals Holdings, Inc., an exempted company incorporated under the laws of the Cayman Islands on 10 January 2023, with its registered office at the offices of Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company” or the “Surviving Company” and together with Merging Company, the “Constituent Companies”).

WHEREAS

(a)            Merging Company and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated as of January 31, 2023 by and between Merging Company and the Company, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), pursuant to which Merging Company will merge with and into the Company and cease to exist, and the Company will continue as the surviving company in the Merger.

(b)            This Plan of Merger is made in accordance with section 237 of the Companies Act.

(c)            Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

WITNESSETH

CONSTITUENT COMPANIES

1.            The constituent companies (as defined in the Companies Act) to the Merger are Merging Company and the Company.

NAME OF THE SURVIVING COMPANY

2.            The surviving company (as defined in the Companies Act) is the Surviving Company and its name shall be CASI Pharmaceuticals, Inc.

REGISTERED OFFICE

3.            The Surviving Company shall have its registered office at Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

AUTHORIZED AND ISSUED SHARE CAPITAL

4.            Immediately prior to the Effective Time (as defined below) the authorized share capital of Merging Company was 250,000,000 shares of common stock of US$0.01 par value per share and 5,000,000 shares of preferred stock of US$1.00 par value per share, of which [●] shares of common stock has been issued and outstanding.

5.            Immediately prior to the Effective Time, the authorized share capital of the Company is US$50,000 divided into 500,000,000 ordinary shares of US$0.0001 par value per share, of which 1 share has been issued.

6.            At the Effective Time, the authorized share capital of the Surviving Company shall be US$50,000 divided into 500,000,000 ordinary shares of US$ 0.0001 par value per share.

7.            At the Effective Time, and in accordance with the terms and conditions of the Agreement:

(a)            each share of common stock issued and outstanding in the Merging Company at the Effective Time shall be converted into or exchanged for one ordinary share in the Surviving Company (which shall be issued by the Surviving Company credited as fully paid); and

(b)            each ordinary share issued and outstanding in the Company immediately prior to the Effective Time shall be cancelled, and no consideration shall be paid or payable to the holder of such share.

8.            At the Effective Time, the rights and restrictions attaching to the ordinary shares of the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE TIME

9.            The Merger shall take effect on [●] (the “Effective Time”).

PROPERTY

10.            At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM AND ARTICLES OF ASSOCIATION

11.            The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form attached as Appendix II to this Plan of Merger at the Effective Time.

DIRECTORS BENEFITS

12.            There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS AND OFFICERS OF THE SURVIVING COMPANY

13.            The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS
Wei-Wu He, Ph.D., as the chairman of the board of directors	[*****]
Y. Alexander Wu, Ph.D., as an independent director and a member to the audit committee and the chairperson to the compensation committee	[*****]
Zhenbo Su, as an independent director and a member to the compensation committee and the chairperson to the nominating and corporate governance committee	[*****]
Thomas Folinsbee, as an independent director and a member to the nominating and corporate governance committee and the chairperson to the audit committee	[*****]
Xuebo Zeng, as an independent director and a member to the nominating and corporate governance committee, the compensation committee and the audit committee	[*****]

14.            The names and addresses of the officers of the Surviving Company are as follows:

NAME	ADDRESS
Wei-Wu He, Ph.D., as the chief executive officer	[*****]
Wei (Larry) Zhang, as the president	[*****]
Alexander A. Zukiwski, MD, as the chief medical officer	[*****]
Fuqiang Zhang, as the chief commercial officer	[*****]
Chunhua Wang, as the chief operating officer	[*****]
Kun Qian, as the global controller	[*****]
Wei Gao, as the general counsel	[*****]

SECURED CREDITORS

15.            (a)            The Merging Company has no secured creditors and has not granted any other fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)            The Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

16.            This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement at any time prior to the Effective Time.

AMENDMENTS

17.            At any time prior to the Effective Time, this Plan of Merger may be amended by the director of the Company and the board of directors of the Merging Company in accordance with Section 235(1) of the Companies Act, including to effect any other changes to this Plan of Merger which the directors of both the Surviving Company and Merging Company deem advisable, provided, that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or Merging Company, as determined by the directors of both the Surviving Company and Merging Company, respectively.

APPROVAL AND AUTHORIZATION

18.            This Plan of Merger has been approved by the director of the Company pursuant to section 233(3) of the Companies Act.

19.            This Plan of Merger has been authorized by the shareholder of the Company pursuant to section 233(6) of the Companies Act.

20.            All necessary approvals have been obtained from the directors and stockholders of the Merging Company pursuant to the Delaware General Corporate Law.

COUNTERPARTS

21.            This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

22.            This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

In witness whereof, the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

For and on behalf of CASI Pharmaceuticals, Inc.:

[Name]
Director

For and on behalf of CASI Pharmaceuticals Holdings, Inc.:

[Name]
Director

APPENDIX I

(the Agreement)

APPENDIX II

(Amended and Restated Memorandum and Articles of Association of the Surviving Company)